UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)*


                         Northwest Biotherapeutics, Inc.
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                   66737P 10 5
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                  Rule 13d-1 (b)
         -------

            X     Rule 13d-1 (c)
         -------

                  Rule 13d-1 (d)
         -------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                                               Page 1 of 7 pages

CUSIP No. 66737P 10 5                                          Page 2 of 7 pages

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

          Northwest Hospital
          91-0637400
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a) |_|
                                                             (b) |X|
-------------------------------------------------------------------------------
  3     SEC USE ONLY



-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Washington
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF                     -0-
                         ------------------------------------------------------
        SHARES             6     SHARED VOTING POWER

     BENEFICIALLY                    2,197,802
                         ------------------------------------------------------
     OWNED BY EACH         7     SOLE DISPOSITIVE POWER

       REPORTING                     -0-
                         ------------------------------------------------------
      PERSON WITH          8     SHARED DISPOSITIVE POWER

                                     2,197,802
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,197,802 shares
-------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not applicable
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            12.9 percent
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

            CO
-------------------------------------------------------------------------------

CUSIP No. 66737P 10 5                                          Page 3 of 7 pages

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

         C. William Schneider
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a) |_|
                                                             (b) |X|
-------------------------------------------------------------------------------
  3     SEC USE ONLY



-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF                     -0-
                         ------------------------------------------------------
        SHARES             6     SHARED VOTING POWER

     BENEFICIALLY                    2,197,802
                         ------------------------------------------------------
     OWNED BY EACH         7     SOLE DISPOSITIVE POWER

       REPORTING                     -0-
                         ------------------------------------------------------
      PERSON WITH          8     SHARED DISPOSITIVE POWER

                                     2,197,802
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,197,802 shares
-------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not applicable
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            12.9 percent
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

            IN
-------------------------------------------------------------------------------

CUSIP No. 66737P 10 5                                          Page 4 of 7 pages

Item 1(a)         Name of Issuer:

                  Northwest Biotherapeutics, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  21720 23rd Drive SE
                  Suite 100
                  Bothell, Washington  98021


Item 2(a)         Name of Person Filing:

                  Northwest Hospital and
                  C. William Schneider
                  C. William Schneider is President and Chief Executive Officer of Northwest Hospital and, in such capacity, has voting and investment power over the shares held by Northwest Hospital.


Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  1550 North 115th Street
                  Seattle, Washington 98133
                  (same for both filers)


Item 2(c)         Citizenship:

                  Northwest Hospital is a nonprofit corporation organized under the laws of the state of Washington.

                  C. William Schneider is a citizen of the United States.


Item 2(d)         Title of Class of Securities:

                  Common Stock, $.001 Par Value


Item 2(e)         CUSIP Number:

                  66737P 10 5


Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  N/A

CUSIP No. 66737P 10 5                                          Page 5 of 7 pages



Item 4            Ownership

                  The following information is as of December 31, 2002:

                  (a) Amount Beneficially Owned:

                      2,197,802 shares by Northwest Hospital.
                      2,197,802 shares by C. William Schneider.

                  (b) Percent of Class:

                      The shares held by Northwest Hospital represent 12.9 percent of the class. The shares held by C. William Schneider represent 12.9 percent of the class.

                  (c) Number of shares as to which Northwest Hospital has:

                     (i)  Sole power to vote or to direct the vote: 0

                     (ii) Shared power to vote or to direct the vote: 2,197,802

                    (iii) Sole power to dispose or to direct the
                          disposition of: 0

                     (iv) Shared power to dispose or to direct the
                          disposition of: 2,197,802

                    Number of shares as to which C. William Schneider has:

                      (i) Sole power to vote or to direct the vote: 0

                     (ii) Shared power to vote or to direct the vote: 2,197,802

                    (iii) Sole power to dispose or to direct the
                          disposition of: 0

                     (iv) Shared power to dispose or to direct the
                          disposition of: 2,197,802


Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of five percent of the class of securities, check the following [ ].


Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person:

                  Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  Not applicable.

CUSIP No. 66737P 10 5                                          Page 6 of 7 pages


Item 8            Identification and Classification of Members of the Group:

                  Not applicable.


Item 9            Notice of Dissolution of Group:

                  Not applicable.


Item 10           Certifications:

                  By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete, and correct.




                                                     February 1, 2003
                                           -------------------------------------
                                                         (Date)

                                           NORTHWEST HOSPITAL

                                           By  /s/ Chrissy Yamada
                                             -----------------------------------
                                             Chrissy Yamada
                                             Chief Financial Officer

                                              /s/ C. William Schneider
                                             -----------------------------------
                                             C. William Schneider

     ATTENTION: Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 USC 1001)

CUSIP No. 66737P 10 5                                          Page 7 of 7 pages


                                    EXHIBIT 1
                             JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Amendment No. 2 to Schedule 13G to which this Joint Filing Statement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:    February 1, 2003


                                              NORTHWEST HOSPITAL


                                              By /s/ Chrissy Yamada
                                                --------------------------------
                                                Chrissy Yamada
                                                Chief Financial Officer

                                                /s/ C. William Schneider
                                                --------------------------------
                                                C. William Schneider